MASTER LARGE CAP GROWTH PORTFOLIO

FILE # 811-9739

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
10/12/01	Therasense, Inc	$114,000,000	$55,100	USB Piper Jaffray
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